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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


  4.03  SUBSIDIARIES, AFFILIATED ENTITIES AND OTHER RELATIONSHIPS.
        ---------------------------------------------------------

  The Company has the following wholly-owned subsidiary corporations:

SUBSIDIARY NAME                                STATE OF INCORPORATION
---------------                                ----------------------
(1)  IMS-NET of Colorado, Inc................  Colorado
(2)  IMS--NET of Arizona, Inc................  Arizona
(3)  IMS--NET of Alabama, Inc................  Alabama
(4)  IMS-NET of Illinois, Inc................  Illinois
(5)  IMS-NET of Kansas City, Inc.............  Colorado
(6)  Integrated Medical Systems NET of
     Northern California, Inc................  California
(7)  Integrated Medical Systems NET
     of Sacramento, Inc......................  California

  The Company has an interest, direct or indirect, in the following corporations, limited liability companies, partnerships and joint ventures:


            NAME OF JOINT VENTURE              PERCENT OF
       (CORPORATE NAME, IF APPLICABLE)          INTEREST
       -------------------------------         ----------
Medical Communication Network, Inc...........          49%
Illinois Medical Information Network, Inc.             68%
[Now Medacom Tri-State]......................
IMS-NET of Alabama Joint Venture.............          51%
Arkansas Medical Information Network                   51%
 (IMS-NET of Arkansas, Inc.).................
IMS-NET of Arizona Joint Venture, Ltd.(1)....          50%
IMS-NET of Central Florida, Inc..............          51%
Indiana Medical Communication Network LLC....          51%
Minnesota Medical Communication Network LLC..          90%
-----------------------

(1)  IMS-NET of Arizona, Inc. is general partner in the limited partnership.